UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2009

NewCardio, Inc.
(Exact name of Company as specified in its charter)

Delaware	333-149166	20-1826789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

2350 Mission College Boulevard, Suite 1175, Santa Clara CA 95054
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 516-5000

N/A
(Former name or former address, if changed since last report)

Copies to:
Thomas Rose, Esq.
Andrew Smith, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

|_|  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 1.01            ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

NewCardio, Inc., a Delaware corporation (the “Company”), has entered into a securities purchase agreement (the “Purchase Agreement”) dated as of September 11, 2009, with certain qualified institutional buyers and other accredited investors, including members of the Company’s management and board of directors (the “Investors”) for the issuance and sale of an aggregate of 2,920 shares of the Company’s Series C Convertible Preferred Stock, par value $.001 per share (the “Shares”), for aggregate proceeds equal to approximately $2.7 million after the payment of expenses in connection with transaction (the “Sale”).  The Shares are convertible into 2,920,000 shares of the Company’s common stock. In connection with the Sale, the Investors also were issued warrants (the “Warrants”) to purchase 2,920,000 shares of the Company’s common stock, par value $.001 (the “Common Stock”), having an exercise price of $1.20 per share.

The underlying common shares and warrants will be subject to SEC Rule 144. The Purchase Agreement contains limitations on the transfer of the Shares that continue during months 7-12 after issuance, based on the trading price and volume of the Company’s publicly traded common shares.

The preferences, rights and limitations of the Shares are set forth in the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock, a copy of which is attached hereto as Exhibit 4.13 and is incorporated herein by reference.

The Shares and the Warrants were issued in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), for transactions not involving a public offering, and/or Regulation D, promulgated thereunder, and in reliance upon exemptions from registration under applicable state securities laws.

A copy of the Purchase Agreement is incorporated herein by reference as Exhibit 10.35 to this Form 8-K.

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Item 3.02            UNREGISTERED SALES OF EQUITY SECURITIES

The Company hereby incorporates by reference its response in Item 1.01 with regard to the terms, conditions and sale of the Shares. Each Investor represented to the Company that it was an “accredited investor” and made other investment representations and agreed that the Shares and the Warrants shall bear a restrictive legend against resale without registration under the Securities Act.

Each of the Shares is convertible, at any time at the option of the holder, into 1,000 shares of the Company’s Common Stock.  At any time prior to September 15, 2010, if the Company delivers a notice requesting a Draw-Down (as therein defined) under the Company’s 12% Secured Revolving Debenture Due March 31, 2011 (the “Debenture”), then a copy of such request (the “Preferred Holder Notice”) shall be delivered to each Holder of the Shares, and each Holder shall have a one-time right, to elect to exchange its Shares (and all warrants issued in connection therewith) for a Debenture and warrants, on the same terms and in the same dollar amount, as were issued to the purchasers of the Debentures and warrants under that certain Securities Purchase Agreement dated as of July 30, 2009 (and filed as Exhibit 10.33 to the Company’s Current Report on Form 8-K filed on July 30, 2009) essentially converting its equity investment under the Purchase Agreement into additional credit line debt. However, the one year period for such “exchange right” will terminate on the date (i) the Shares are eligible for resale pursuant to Rule 144 promulgated under the Securities Act of 1933, and (ii) if the volume weighted average price of the Common Stock for any ten (10) consecutive trading days equals or exceeds $1.50.

No dividends are payable with respect to the Shares.

Except as otherwise required by law, the Shares shall not have any preference upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, but shall be treated equally with all other preferred and common shares of the Company.

Each of the Warrants is exercisable at a price of $1.20 per share at any time after 180 days from issuance through and including the fifth anniversary of the initial exercise date and has a cashless provision.  The Warrants are subject to adjustment in the event of stock splits or dividends, business combinations, sale of assets and other similar transactions.   A copy of the form of Warrant is attached hereto as Exhibit 4.12 and is incorporated herein by reference.

The Benchmark Company LLC acted as the placement agent in connection with Sale and as compensation received a cash fee of approximately $100,000 and warrants to purchase approximately 70,000 shares of the Company’s common stock at a price per share of $1.00, which is inclusive of the compensation they paid to, and the warrants received by, Hallmark Investments, who they retained as a selected dealer in the transaction.

The sale of the Shares and the Warrants was made pursuant to Section 4(2) of the Securities Act for transactions not involving a public offering and/or Regulation D or Regulation S, as promulgated by the SEC under the Securities Act, and in reliance upon exemptions from registration under applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock or warrants of NewCardio.  No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

Item 8.01            OTHER

On September 18, 2009, we issued a press release announcing the consummation of the transactions contemplation by the Purchase Agreement.  The press release is annexed hereto as Exhibit 99.1.

Item 9.01            FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Set forth below is a list of exhibits to this Current Report on Form 8-K:

Exhibit No.:	Description:

4.12	Form of Warrant issued to Purchasers.

4.13	Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock.

4.14	Form of Warrant issued to the placement agent and the selected dealer.

10.35	Securities Purchase Agreement dated as of September 11, 2009.

99.1	Press Release.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewCardio, Inc.

Date: September 18, 2009	By:	/s/ Richard D. Brounstein
Richard D. Brounstein
Chief Financial Officer

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